Exhibit 4.14

Lease Agreement

Lessor: Yu, Ji-hun

Lessee: WEBZEN Inc.

Lease Agreement

【Lessor】	Address: Rm. #3302, B Bldg. Daelim Acroville, 467-6, Dogok-dong, Kangnam-gu, Seoul
National ID: 520920- 1023325
Name: Yu, Ji-hun (hereinafter referred to as “Lessor”.)

【Lessee】	Address: 8th Fl., Daelim Acroville, 467-6, Dogok-dong, Kangnam-gu, Seoul
Company Name: WEBZEN Inc.
Name: Kim, Chang-geun/ Representative Director (hereinafter referred to as “Lessee”.)

Both parties mentioned above have signed this Lease Agreement in order to lease specified space within Daelim Acrotel, C Building of Daelim Acrotown (hereinafter referred to as “Leased Property”) under the terms and conditions as stipulated below.

Article 1 (Leased Property)

1. The Lessor shall lease the Leased Property below to the Lessee.

Leased Property
Rm. #1401, 14th Fl., Daelim Acrotel, C Building of Daelim Acrotown, 467-6, Dogok-dong, Kangnam-gu, Seoul
1,829.112 ㎡ (553.306 pyeong / including shared area)

2.
The Lessee shall have no other right on this property except for that of using the Leased Property pursuant to provisions specified in this Agreement and any and all of premiums including goodwill shall not be recognized.

3.
The Lessee shall lease this Leased Property for the purpose of business office and shall not use it for other purposes such as wholesale or retail. In addition, in case of bringing in of any object for office purposes, if it is determined that such action may obstacle against businesses of other occupants, the Lessor may not permit bringing-in of such object or may cancel this Agreement.

Article 2 (Lease Period)

1. Lease period of this Lease Agreement shall be six months and sixteen days from date of balance payment by the Lessee (expected occupation date), i.e. from June 15, 2009 to Dec. 31, 2009.

Article 3 (Leasehold Deposit)

1. Leasehold deposit shall be 4,924,423,400 Won and be paid to the Lessor as specified below.

Type	Due Date	Amount	Remarks
Existing Deposit	Paid	4,315,786,800 Won	7,800,000 won per pyeong
Additional Deposit	May 22, 2009	182,590,980 Won	Down Payment
	June 15, 2009	426,045,620 Won	Balance
Total		4,924,423,400 Won	8,900,000 won per pyeong

2.
In the event that this Agreement has been cancelled or terminated pursuant to Paragraph 1-1 of Article 15, the down payment shall revert to the Lessor as a penalty without any condition and the Lessee shall not claim refund of it.

3.	The Lessee shall not claim the Lessor any interest for the Lease Deposit.

4.
The Lessee shall not substitute payment of fees such as rent, management expenses, etc with the Lease Deposit nor assign the right to claim refund of the Lease Deposit or provide it as the pledge or other security to others.

5.
The Lessor may deduct from the lease deposit expenses or debts to be borne by the Lessee under this Agreement at its discretion and apply the amount to its claim. In this case, the Lessor shall notify the Lessee of it in writing and the Lessee shall supplement the deducted amount within ten (10) days from the written notice.

6.
In the case of termination or expiration of this Lease Agreement, when the Lessee has transferred this Leased Property to the Lessor, the Lessor shall return the Lease Deposit to the Lessee. However, if there is any unpaid expense or liability to be paid by the Lessee in accordance with this Agreement, the Lessor shall deduct the said amount and return the balance to the Lessee. In the event that this building has been damaged due to the accident from force majeure specified in Paragraph 1 of Article 18, refund period shall be postponed without interest under mutual discussion.

Article 4 (Management Expenses)

1.
The Lessee shall pay the amount of management expenses required to maintain the Leased Property, charged by the management office of each floor, on or before the date and to the location specified by the management office.

2.	The Lessee shall be responsible for internal/external management of any special facility installed upon necessity of the Lessee.

3.
Calculation of management expenses shall begin on the start date of interior works and end on the evacuation date. If the time to calculate management expenses starts or ends in the middle of the month, the management expenses shall be calculated by the number of days.

4.
If the Lessee does not pay the monthly management expenses until due date, the Lessee shall pay to the Lessor the monthly management expenses plus additional default interest calculated by number of delayed days by applying default interest rate of 24% per annum to the monthly management expenses.

Article 5 (Adjustment of Management Expenses)

1.
In spite of lease period or its extension specified in Paragraph 1 of Article 2, the Lessor may increase or decrease the management expenses specified in Article 4 for the following cases under mutual discussion.

(1)  When taxes and dues for the Leased Property or business of the Lessor have increased/decreased or are expected to increase/decrease;

(2)  When electrical charge, water supply/sewage fee, cooling/heating expenses, cleaning expenses, labor cost of management personnel, etc. required for maintenance of the Leased Property have increased; or

(3)  When there are changes in general economic conditions such as increase of prices, change of ambient market conditions, etc.

2.	For the previous clause, in principle, adjustment shall be conducted once a year.

Article 6 (Use of Parking Lot and Communication Facilities)

1.	The Lessee may, free of charge, use parking lot attached to the building for the number of vehicles permitted in accordance with ratio of lease area.

2.	For other vehicles than specified in the foresaid clause (including visitors’ vehicles), it shall follow parking lot management rules of the building.

3.	Communication facilities such as telephony, telex, etc. can be connected to the approved places by the authority at the expenses of the Lessee after getting approval of the Lessor.

4.
The Lessee shall notify the Lessor of such connection after connecting the communication facilities pursuant to the previous clause and management and repair of the facilities shall be borne by the Lessee.

Article 7 (Obligations of the Lessee)

1.	The Lessee shall comply with all regulations on use and management of the Leased Property and facilities specified by the Lessor in connection with businesses by employees of the Lessee.

Article 8 (Prohibition of Right, Sublease, etc.)

1.	The Lessee shall not assign any right under this Agreement or sublease part or all of the Leased Property to the third party unless getting prior written approval or consent of the Lessor.

2.	The Lessee shall not let the third party occupy the Leased Property or indicate the third party’s name or use it as the party party’s liaison office without prior written consent of the Lessor.

3.	When the Lessee violates previous two clauses, the Lessee may not raise any objection nor claim any indemnity even if the Lessor terminates this Agreement at its discretion.

Article 9 (Property Protection)

1.
Safety management for the properties of the Lessee such as office supplies, vehicles, etc. shall be the Lessee’s responsibility and the Lessor shall not be responsible for fire, theft, destruction, etc. However，the Lessor shall put guards on lobby, parking lot, and other shared facilities within the building to control those places.

Article 10 (Prohibitions for the Lessee)

The Lessee shall not conduct the following behaviors within this building and related subsidiary buildings:

1.
To use building to give the public unpleasantness or to install or display signboard or advertisement or use or leave all sorts of installations on the passage or other shared facilities without getting prior approval of the Lessor;

2.	To carry in or keep explosive or dangerous objects, or articles that are dangerous to human body and give unpleasant feelings or may damage the properties;

3.	To use fuels and equipments to make heat such as oil or gas other than those supplied by the Lessor;

4.	To carry in or use cooling/heating equipment or cooking utensils without written consent of the Lessor;

5.	To raise animals that generally give unpleasantness or disgust;

6.	To damage or stain structures, instruments or facilities installed by the Lessor or change structures without consent of the Lessor;

7.	To conduct all sorts of illegal manufactures, sales or entertainments that violates the public morals or give the public unpleasantness; or

8.	To conduct other activities that are prohibited by Article 20 of the Management Regulations and prescribed and requested in writing by the Lessor upon necessity.

Article 11 (Structural Change of Leased Property and New Construction )

1.
When the Lessee wants to conduct the following activities, it shall get prior written consent of the Lessor and the expenses for such activities shall be borne by the Lessee. However, the Lessor may suggest alternatives for the construction and take required actions in order to contribute to the uniformity of building management and reinforce accident protection function:

(1) To operate facilities, construct or change partitions, window frames, etc. within the Leased Property;

(2) To newly construct or move power or lights, or newly construct, expand or change facilities such as communication facilities, water supply, gas, etc.;

(3) To indicate company name, trademark, or other indications on the exterior within the Leased Property (including entrance door, exterior wall, glass, shutter, etc.)

(4) To install signboard or advertisements

(5) To fix safety box, or carry in, fix, etc. other heavy materials; or

(6) To conduct other activities specified by the Lessor separately.

2.
The Lessee shall not have any right to claim return of expenses for all subsidiary facilities and installations borne by the Lessee pursuant to the previous clause nor to claim purchase of the subsidiary materials, and shall recover the original status upon request of the Lessor .

Article 12 (Repair)

1.	Repair costs for naturally worn wall, ceiling, floor, etc. of the Leased Property shall be borne by the Lessor and other repair costs shall be borne by the Lessee.

2.
When the Lessee has found the place to be repaired as specified in the previous clause, it shall immediately notify the Lessor of it and if the Lessee repairs the place, it shall discuss with the Lessor in advance.

Article 13 (Indemnification)

1.
If the Lessee or its employee, customer or related person has damaged or destroyed  the Leased Property or facilities within the building, or inflicts physical injury or property damage on the Lessor or the third party including other lessees intentionally or neglectfully, the Lessee shall immediately notify the Lessor and at the same time compensate the Lessor or the third party for such damages immediately under its internal/external responsibilities.

2.
Any damage specified by the previous clause that is not notified to the Lessor shall be deemed to be attributed to the Lessee and the Lessor may take required actions such as claim for compensation, etc.

3.	For the previous clause, calculation of compensation shall be decided upon market prices at that time of compensation.

Article 14 (Access Right)

1.
The Lessor or its employee may enter the Leased Property together with the third party in order to take emergency actions such as verification of maintenance status, hygiene, fire protection, crime prevention, rescue, etc. of the Leased Property, or to show the place to the other prospective lessee before the end of the lease period.

2.
In case of emergency where there is no time to ask understanding of the Lessee in advance or urgency for the management of the building, the Lessor may dismantle or destroy lock of the entrance gate to take emergency action without approval of the Lessee.

Article 15 (Termination of the Agreement by the Lessor)

In the event that the Lessee has conducted the following activities, the Lessor may terminate this Agreement without notification:

(1)	When the Lessee has not paid the Lessor the balance of the Lease Deposit pursuant to Paragraph 1 of Article 3 until one month has passed from the due date of the balance (expected date of occupation);

(2)	When the Lessee has failed to pay rent, management expenses or any expense under this Agreement three times or more;

(3)	When Lease Deposit has been subject to the pledge or other security or foreclosure;

(4)
When the Lessee has gone into bankruptcy or default, or signed property transfer agreement or reconciliation agreement with its creditor for the purpose of settlement of debt, or there is any claim for corporate rehabilitation of the Lessee;

(5)	When honor and credit of the Lessor have been damaged due to activity of the Lessee;

(6)	When the Lessee has experienced suspension of current trade or is subject to unrecoverable insolvency; or

(7)	When there is any activity violating any provision of this Agreement.

Article 16 (Evacuation and Restoration to the Original State)

1.
When this Agreement expires or is terminated, the Lessee shall remove its possessions and facilities installed by it and deliver the entire Leased Property to the Lessor on or before the date of termination.

2.
The Lessee shall remove installed equipment, partitions, structures, etc. at its own expenses at the same time of expiration or termination of this Agreement and the Leased Property shall be succeeded with the same conditions in accordance with“the principle of restoration to the original state at the time of selling by Daelim Co., Ltd.” signed by and between both parties on June 21, 2004. However, if there is request by the Lessee, the Lessor may carry out the works on behalf of the Lessee at expenses of the Lessee.

3.
If the Lessee cannot remove its possessions and properties or restore the original state of the Leased Property before evacuation due to any cause, the Lessee shall pay the Lessor the amount corresponding to usual rent and management expenses from the termination date of this Agreement to the date of actual evacuation or restoration as compensation. However, both parties may agree to keep part or all of the facilities.

Article 17 (Enforcement of Evacuation)

1.
If the Lessee does not evacuate the Leased Property after termination or expiration of this Agreement, the Lessor may remove articles owned by the Lessee from the Leased Property and keep them in any place designated by the Lessor. In this case, all of responsibilities and expenses accrued shall be borne by the Lessee.

2.	For the removal under the previous clause, the Lessee shall not claim compensation against the Lessor on the ground of the invalidity of termination of the Agreement or other reasons.

Article 18 (Force Majeure )

1.
The Lessor shall not be responsible for any and all of damages on the Lessee or the third parties due to storm and flood, earthquake, war, riot, other legal force majeure or other reasons that are not attributable to the Lessor.

2.	The reasons specified in the previous clause shall not have influence on right of the Lessor already occurred under this Agreement.

Article 19 (Amendment of the Agreement)

1.
The Lessor and the Lessee may modify and amend the Agreement under mutual agreement even before termination of the Lease Period or during extended period if there is any reasonable and unavoidable reason.

Article 20 (Designation of Manager)

1.	The Lessor may designate the third party manager for proper management of the Leased Property and Daelim Acrotown.

2.	The foresaid manager shall be the representative of the Lessor for the Lessee.

Article 21 (Management Regulations and Standing Rules)

1.	The Lessor shall establish and enforce management regulations and its detailed rules to protect the Lessee’s properties and manage the Leased Property properly in accordance with this Agreement.

2.	The Lessee shall agree that the foresaid management regulations are part of this Agreement.

Article 22 (Seal to be used)

1.	In case the Lessee signs the Agreement itself, in principle, it shall attach the certificate of the seal and affix the registered seal.

2.
In case the Lessee lets the third party sign the Agreement on behalf of the Lessee, it shall attach the certificate of its seal and the power of attorney affixed by the registered seal and affix the registered seal.

3.
All of the documents for change of right or execution of obligations (execution of contract, amendment, cancellation, etc.) under this Agreement shall be affixed by the seals affixed on this Agreement.

4.	In case a certificate of the seal to be used is submitted and attached by the seal certificate in connection with Clause 1, 2 or 3 above, the seal to be used may be affixed.

Article 23 (Jurisdiction)

1. A court having jurisdiction over the location of the Leased Property shall have jurisdiction for any lawsuit or mediation for this Agreement.

* Special Agreements

1. The Lessor shall fully cooperate with WEBZEN Inc. to establish leaseholder right for WEBZEN upon execution of the Agreement.

2.   In the event of violation of the Agreement, the Lessor shall compensate WEBZEN Inc. for double amount of down payment and if the Lessee violates the agreement, the down payment shall revert to the Lessor as a penalty.

In Witness Whereof, the parties hereto have prepared and caused three original copies of this Agreement to be executed by their respective duly authorized representative, of which each one copy shall be kept by the Lessor, the Lessee and intermediary, respectively

May 25, 2009

【Lessor 】	Address: Rm. #3302, B Bldg. Daelim Acroville, 467-6, Dogok-dong, Kangnam-gu, Seoul
National ID: 520920- 1023325
	Name: Yu, Ji-hun	(Seal)

【Lessee】	Address: 8th Fl., Daelim Acrotel, 467-6, Dogok-dong, Kangnam-gu, Seoul
Company Name: WEBZEN Inc.
	Name: Kim, Chang-geun	(Seal)

【Intermediary】	Address: Rm. #306, Wooseong Livingtel, 467-10, Dogok-dong, Kangnam-gu, Seoul
Trade Name: Seoul Authorized Intermediary
	Name: Kim Ju-wan	(Seal)
Business Registration No.: 406－01－58823